Exhibit 99.2
August 25, 2026

The nomination period for the 2026 FHLB Des Moines director election concluded effective July 22, 2026. Based on Federal Housing Finance Agency (FHFA) designations for directors, the states of Idaho, North Dakota and Wyoming each have one member director seat to fill. In addition, two independent director seats will be filled through a district wide election. You will receive a ballot to vote for the two seats in the independent director election.

This year, the state of Wyoming had only one eligible candidate who was nominated for election. This candidate was Kim DeVore, President and CEO of Jonah Bank of Wyoming. As the only eligible candidate in Wyoming, Ms. DeVore is declared reelected to the FHLB Des Moines Board in accordance with FHFA regulations. Ms. DeVore will begin serving her second full term as an FHLB Des Moines director on January 1, 2027.

Kim DeVore has served as the President and CEO of Jonah Bank, headquartered in Casper, Wyoming since 2020. Ms. DeVore previously served as CFO of Jonah Bank, since 2006. Ms. DeVore is active in community organizations including the Two Fly Foundation, The Lyric, and the Central Wyoming Boys & Girls Club. She also served on the Wyoming Business Council since 2015 and has remained active in Economic Development.

Ms. DeVore was a member of the Community Depository Institution Advisory Council for the Federal Reserve Board in Washington DC for five years, finishing her term in 2025 as the Council President. Ms. DeVore’s position as an officer of a member institution and her experience, as indicated by her background, support her qualifications to serve on our Board of Directors.

FHLB Des Moines Board of Directors is comprised of both member and independent directorships from Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, the U.S. Pacific territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands.

If you have any questions about the election process, please contact Candy Cave, MFO manager at ccave@fhlbdm.com or 515.412.2165.

Sincerely,

Cherie Schuler
Senior Director, Member and Financial Operations
cschuler@fhlbdm.com